Exhibit 99.1

FOR IMMEDIATE RELEASE

PAINCARE ANNOUNCES STRONG SECOND QUARTER FINANCIAL RESULTS

Results Reflect 89% Growth in Revenue and 107% Increase in

Net Income for the Six Months Ended June 30, 2005

Company Reaffirms Yearend Financial Guidance of $59-$60 Million in Revenue and

$14-$14.5 Million in Net Income

ORLANDO, FL – (PR NEWSWIRE) – August 11, 2005 – PainCare Holdings, Inc. (AMEX:PRZ), a leader in the delivery of pain management solutions, including interventional pain management, minimally-invasive spine surgery, orthopedic rehabilitation, ambulatory surgery centers and diagnostics, today reported its financial results for the three- and six-month periods, ended June, 30, 2005.

Financial Highlights for the Three-Month Period Ended June 30, 2005 Compared to Same Three Month Period Ended June 30, 2004:

•

Revenues increased 74.3% to $15,887,853 from $9,117,069;

•

Operating Income rose 85.3% to $5,982,930 from $3,229,084; and

•

Net Income climbed 91.4% to $3,364,190, or $.06 diluted earnings per share, compared to $1,757,611, or $.05 diluted earnings per share.

Financial Highlights for the Six-Month Period Ended June 30, 2005 Compared to Same Six Month Period Ended June 30, 2004:

•

Revenues rose 88.6% to $30,124,593 from $15,976,797;

•

Operating Income grew 107.2% to $10,049,166 from $4,851,049; and

•

Net Income increased 107.0% to $5,637,368, or $.10 diluted earnings per share, compared to $2,723,943, or $.07 diluted earnings per share.

As of June 30, 2005, the Company had approximately $31.8 million in cash and receivables and total stockholders’ equity of approximately $87.7 million.  In addition, PainCare also achieved positive cash flow from operations of approximately $2.1 million for the current six month reporting period, compared to negative cash flow of $149,238 reported for the same period in the prior year.

Mark Szporka, Chief Financial Officer of PainCare, stated, “We remain very pleased with the financial and operational excellence that PainCare continues to achieve, without fail, on a quarter-over-quarter basis.  Moreover, we are particularly proud of the fact that we are right on pace with our forecasted yearend expectations and confidently reaffirm our previously reported guidance of $59-$60 million in revenues, $23-$24 million in operating income and $14-$14.5 million in net income.”

“Once again, I’d like to acknowledge the entire PainCare team for their continued execution of our growth strategy,” added Randy Lubinsky, PainCare’s Chief Executive Officer.  “Our Company’s strong financial performance is a direct reflection of our team’s collective efforts and unwavering commitment to build long-term shareholder value for all of us.  With two additional acquisitions recently completed and nearly a dozen more under review or in advanced negotiations, opportunities for PainCare to perpetuate our success and expand our market leadership appear to be assured.”

PainCare will host a teleconference this afternoon beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments.  The conference call can be accessed via telephone by dialing toll free 1-800-257-2101 or via the Internet at www.paincareholdings.com.   For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.paincareholdings.com.

PainCare Holdings, Inc.

Consolidated Balance Sheet

As of June 30, 2005 and December 31, 2004

	June 30, 2005	December 31, 2004
Assets	(Unaudited)	(Audited)
Current assets:
Cash	$ 12,231,091	$ 19,100,840
Accounts receivable, net	19,575,037	14,077,643
Due from shareholders	2,290,158	1,794,957
Deposits & prepaid expenses	2,286,010	1,117,317

Total current assets	36,382,296	36,090,757

Property and equipment, net	9,614,623	7,119,065
Goodwill, net	72,745,918	55,237,910
Other assets	5,717,021	4,628,770

Total assets	$ 124,459,858	$ 103,076,502

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 1,444,715	$ 562,314
Acquisition consideration payable	2,154,300	17,900,833
Income tax payable	1,922,359	2,199,100
Interest payable	65,350	131,368
Current portion of notes payable	-	765,177
Current portion of convertible debentures	-	3,885,000
Current portion of capital lease obligations	1,313,699	930,117

Total current liabilities	6,900,423	26,373,909

Notes payable, less current portion	13,641,642	295,583
Convertible debentures, less current portion	10,456,000	17,186,000
Capital lease obligations, less current portion	2,331,563	2,190,627
Deferred income tax liability	2,505,012	1,500,200

Total liabilities	35,834,640	47,546,319

Minority interests	963,127	-

Stockholders' Equity:
Common stock, $.0001 par value, authorized 75,000,000
shares; issued and outstanding 52,163,181 and 41,512,833	5,216	4,151
Preferred stock, $.0001 par value, authorized 10,000,000
shares; issued and outstanding -0- shares	-	-
Additional paid in capital	74,485,837	47,995,110
Retained earnings	13,136,914	7,499,546
Other comprehensive income	34,124	31,376

Total stockholders' equity	87,662,091	55,530,183
Commitments
Total liabilities and stockholders' equity	$ 124,459,858	$ 103,076,502

PainCare Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

For the Three and Six Months Ended June 30, 2005 and 2004

	For the Three Months Ended June 30,	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Six Months Ended June 30,
	2005	2004	2005	2004
Total revenues:
Pain management	$ 8,744,282	$ 4,657,957	$ 18,305,347	$ 8,250,721
Surgeries	2,676,231	1,255,555	3,432,727	2,522,318
Ancillary services	4,467,340	3,203,557	8,386,519	5,203,758
Total Revenues	15,887,853	9,117,069	30,124,593	15,976,797

Cost of sales	2,434,558	1,575,951	5,015,781	3,059,997

Gross profit	13,453,295	7,541,118	25,108,812	12,916,800

General and admin expenses	7,138,370	4,023,843	14,311,426	7,562,784
Amortization expense	90,469	74,778	242,343	136,582
Depreciation expense	241,526	213,413	505,877	366,385

Operating income	5,982,930	3,229,084	10,049,166	4,851,049

Interest expense	551,030	560,895	979,109	713,016
Other income	114,362	35,828	143,383	52,653

Income before income taxes	5,546,262	2,704,017	9,213,440	4,190,686

Provision for income taxes	2,085,000	946,406	3,479,000	1,466,740

Income before minority interests' share	3,461,262	-	5,734,440	-
Less: Minority interests' share	97,072	-	97,072	-

Net income	$ 3,364,190	$ 1,757,611	$ 5,637,368	$ 2,723,946

Basic earnings per common share	$ 0.07	$ 0.06	$ 0.12	$ 0.10

Basic weighted average common shares outstanding	51,621,811	29,035,926	48,016,808	28,348,671

Diluted earnings per common share	$ 0.06	$ 0.05	$ 0.10	$ 0.07

Diluted weighted average common shares outstanding	61,803,873	39,073,183	59,005,036	38,651,374

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America's leading providers of cost-effective, high-tech pain relief. The Company has established and is aggressively expanding a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists. Specifically, PainCare's cadre of medical professionals offer pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; Intra Articular Joint Program, a proprietary, non-operative treatment protocol for addressing knee pain and stiffness caused by osteoarthritis; and medical real estate services. In addition, the Company owns and operates five ambulatory surgery centers located in the southeast region of the United States.

For more information on PainCare Holdings, please visit http://www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins ;the inability to attract new patients by our owned practices, the managed practices and the limited management practices ;increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission.  The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Mike Krutzler, Higher Advertising, Inc.

at 407.447.1340 or via email at Mike@higheradvertising.com

Investor Relations

Stephanie Noiseux, Elite Financial Communications Group, LLC

at 407.585.1080 or via email at prz@efcg.net